Exhibit 2.1
AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
     THIS AMENDMENT, dated as of July 11, 2006 (this "Amendment"), amends that certain Agreement and Plan of Merger, dated as of June 3, 2006 (the “Agreement”), by and among AMERICAN MEDICAL SYSTEMS HOLDINGS, INC., a Delaware corporation (“Parent”), KERMIT MERGER CORP., a California corporation and an indirect subsidiary of Parent (“Merger Sub”), and LASERSCOPE, a California corporation (the “Company”). Capitalized terms used in this Amendment and not otherwise defined herein have the meaning given in the Agreement.
     WHEREAS, the respective Boards of Directors of each of the Company, Parent, and Merger Sub deem it advisable and in the best interests of their respective companies and shareholders to extend the initial term of the Offer, to correct the definition of the Revised Minimum Condition consistent with the desired treatment of the Merger under Section 1101 of the CGCL and to waive certain conditions to the Offer during the extension effected hereby
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
     1. Extension of Initial Offer Period. The second sentence of Section 1.1(d) of the Agreement is amended in its entirety to provide as follows:
  “The Offer shall initially be scheduled to expire at 12:00 midnight Central time on the date that is the 25th Business Day after the commencement date of the Offer.”
     2. Definition of Revised Minimum Condition. The definition of “Revised Minimum Condition” contained in Section 1.1(e) of the Agreement is amended to mean “49.9% of the total number of shares of Company Common Stock outstanding at the expiration of the Offer.”

     3. Waived Condition; Officer Certificate. The conditions to the Offer set forth in paragraphs (a), (b), (c) and (h) of Annex I to the Agreement (the “Waived Conditions”) are hereby waived by Parent and Merger Sub with respect to any facts or circumstances arising or existing during the period of time beginning immediately after 12:00 midnight, Central time, on July 12, 2006, and ending at 12:00 midnight, Central time, on July 19, 2006 (the “Extension Period”), and the certificate required by paragraph (d) of Annex I to the Agreement (the “Officer Certificate”) shall be dated as of July 12, 2006; provided, however, if the Offer is extended in accordance with the terms of the Agreement beyond 12:00 midnight, Central time, on July 19, 2006, such wavier will not apply with respect to any facts or circumstances arising at any time thereafter, and the Officer Certificate shall be dated as of the scheduled expiration date of the Offer as so extended. For the avoidance of doubt, nothing in this Amendment shall be deemed to be a waiver of any Waived Conditions first existing prior to 12:00 midnight, Central time, on July 12, 2006. Parent and Merger Sub also waive their right to terminate the Agreement pursuant to Section 10.1(e) thereof during the Extension Period; provided, however, if the Offer is extended in accordance with the terms of the Agreement beyond 12:00 midnight, Central time, on July 19, 2006, such waiver will not apply to any facts or circumstances arising at any time thereafter.
     4. Effect of Amendment. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment will control. Except to the extent expressly modified herein or in conflict with the terms of this Amendment, the terms of the Agreement shall remain in full force and effect.
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     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed by their respective officers hereunto duly authorized as of the date first above written.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
By:	/s/ Martin J. Emerson
	Name:	Martin J. Emerson
	Title:	President and Chief Executive Officer

KERMIT MERGER CORP.
By:	/s/ Martin J. Emerson
	Name:	Martin J. Emerson
	Title:	President and Chief Executive Officer

LASERSCOPE
By:	/s/ Peter Hadrovic
	Name:	Peter Hadrovic
	Title:	Vice President, Legal Affairs and Business Development

SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER